                                                                      EXHIBIT 1A
                                                                   VESTED LETTER

Date

Doctor
Address
Address
City, State Zip

Dear Doctor:

                           STOCK RESTRUCTURE PROPOSED

     Over the years, we have taken many steps to ensure the strength of your company and, at the same time hold down premiums. Consistent with company financial needs we've returned funds to policyholders through substantial "retro-premiums" and "participating policyholder dividends." Payments to shareholders have been limited to redemption payments upon termination of coverage by retirement, death, disability or cancellation.

     The principal proposal described in the enclosed Offering Circular is to pay all shareholders who elect to accept our offer a cash payment of $66.00 per share (current redemption value is $63.18 per share) as a part of improving the capital structure of Midwest Medical Insurance Holding Company by exchanging presently outstanding Class A Common Stock for newly authorized Class C Common Stock. If the proposals are accepted by the necessary numbers of shareholders, in excess of $9 million will be paid to shareholders upon completion of the transaction. This represents another major step in our continuing efforts to return funds to policyholders and shareholders consistent with the financial strength and needs of the company.

     The proposal is made possible because of the continued strong operating results of Midwest Medical Insurance Company over recent years and the strong performance of Midwest Medical's invested assets.

     As a vested Class A shareholder of Midwest Holding you are being asked to complete the enclosed proxy card/letter of acceptance.

     You have two questions before you:

          Do you wish to vote to create a new Class C Common Stock to facilitate the proposed exchange offer? REMEMBER that the exchange proposal is contingent upon authorization of the Class C Common Stock.

          Do you wish to exchange your Class A shares for $66.00 cash per share and 1 share of the new Class C Common stock?

     Benefits and effects of the proposals include:

     A. Midwest Holding will pay you slightly more than the redemption value of your Class A shares now while you are still a customer of Midwest Medical rather than at a point in the future when you cease coverage with Midwest Medical.

     B. Midwest Holding's stock and capital structure will be simplified for it's and your benefit. Currently, the Class A shares are confusing to all involved and are an administrative burden for clinics and Midwest Holding.

     C. Midwest Holding expects to save time and expense in dealing with the SEC, and possibly receive an exemption from certain SEC reporting which it could not obtain previously.

     D. Physician voting and economic rights will not change with the substitution of Class C for Class A stock except that the new shares will have no redemption or accrual features. In the event of a merger, acquisition or liquidation, shareholders will participate as always. Allocation of net proceeds based on risk class and longevity will be maintained. Physician shareholders will own and control the organization exactly as they do currently.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  IN SUMMARY:

        As of April 30, 2000 you have           shares of Class A stock. This
   transaction will pay you or your clinic $66.00 per share, for a total of $
             . You will also be immediately vested in 1 share of Class C stock.

        Class A Shares will continue to accrue through the end of the month in which the tender offer closes. As a result the actual amount received will increase slightly.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PLEASE REMEMBER...

     This transaction is proposed solely to:

     1. Simplify the stock.

     2. Return funds to you, the owner.

     Midwest Medical remains committed to provide you, the owner, with high quality, responsibly priced professional liability insurance.

     If you have any questions, please contact Niles Cole at 1-800-328-5532 or 952-838-6700.

Sincerely,

Andrew J.K. Smith, MD
Chairman of the Board

                                                                      EXHIBIT 1B
                                                                 UNVESTED LETTER

Date

Doctor
Address
Address
City, State Zip

Dear Doctor:

                           STOCK RESTRUCTURE PROPOSED

     Over the years, we have taken many steps to ensure the strength of your company and, at the same time hold down premiums. Consistent with company financial needs we've returned funds to policyholders through substantial "retro-premiums" and "participating policyholder dividends." Payments to shareholders have been limited to redemption payments upon termination of coverage by retirement, death, disability or cancellation.

     The principal proposal described in the enclosed Offering Circular is to pay all shareholders who elect to accept our offer a cash payment of $66.00 per share (current redemption value is $63.18 per share) as a part of improving the capital structure of Midwest Medical Insurance Holding Company by exchanging presently outstanding Class A Common Stock for newly authorized Class C Common Stock. If the proposals are accepted by the necessary numbers of shareholders, in excess of $9 million will be paid to shareholders upon completion of the transactions. This represents another major step in our continuing efforts to return funds to policyholders and shareholders consistent with the financial strength and needs of the company.

     The proposal is made possible because of the continued strong operating results of Midwest Medical Insurance Company over recent years and the strong performance of Midwest Medical's invested assets.

     Your accrued shares in Midwest Holding are unvested and provide you with no redemption or other financial benefit until vested after a period of 5 years of continuous insurance with Midwest Medical. However, for purposes of this proposed transaction only, the Board of Midwest Holding decided to treat your accrued shares as if they were fully vested.

     As an unvested Class A shareholder of Midwest Holding you are being asked to complete the enclosed letter of acceptance.

     You have one question before you:

          Do you wish to exchange your currently unvested Class A shares for $66.00 cash per share and 1 fully vested share of the new Class C Common stock?

     Benefits and effects of the proposals include:

     A. Midwest Holding will pay you slightly more than the redemption value of your Class A shares now while you are still a customer of Midwest Medical rather than at a point in the future when you cease coverage with Midwest Medical.

     B. Midwest Holding's stock and capital structure will be simplified for it's and your benefit. Currently, the Class A shares are confusing to all involved and are an administrative burden for clinics and Midwest Holding.

     C. Midwest Holding expects to save time and expense in dealing with the SEC, and possibly receive an exemption from certain SEC reporting which it could not obtain previously.

     D. Physician voting and economic rights will not change with the substitution of Class C for Class A stock except that the new shares will have no redemption or accrual features. In the event of a merger, acquisition or liquidation shareholders will participate as always. Allocation of net proceeds based on risk class and longevity will be maintained. Physician shareholders will own and control the organization exactly as they do currently.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  IN SUMMARY:
    As of April 30, 2000 you have           shares of Class A stock. This
    transaction will pay you or your clinic $66.00 per share, for a total of
    $           . You will also be immediately vested in 1 share of Class C stock.
    Class A Shares will continue to accrue though the end of the month in which the tender offer closes. As a result the actual amount received will increase slightly.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PLEASE REMEMBER...

     This transaction is proposed solely to:

     1. Simplify the stock.

     2. Return funds to you, the owner.

     Midwest Medical remains committed to provide you, the owner, with high quality, responsibly priced professional liability insurance.

     If you have any questions, please contact Niles Cole at 1-800-328-5532 or 952-838-6700.

Sincerely,

Andrew J.K. Smith, MD
Chairman of the Board

                                                                      EXHIBIT 1C
                                                                   CLINIC LETTER

Date

Administrator
Clinic
Address
City, State Zip

Dear Clinic Administrator:

                           STOCK RESTRUCTURE PROPOSED

     Attached you will find a Proxy and Offering Circular from Midwest Medical Insurance Holding Company for your review. Also included in this package is a specific packet addressed to each of your clinic's physicians who was a shareholder of record at April 30, 2000. Please distribute as described below.

     The Proxy is to solicit the votes of vested shareholders on a proposal to authorize the creation of Class C Common Stock.

     The principal proposal described in the Offering Circular is to pay all shareholders who elect to accept our offer a cash payment of $66.00 per share (current redemption value is $63.18 per share) as a part of improving the capital structure of Midwest Holding by exchanging presently outstanding Class A Common Stock for newly authorized Class C Common Stock. If the proposals are accepted by the necessary numbers of shareholders, in excess of $9 million will be paid to shareholders upon completion of the transaction. This represents another major step in our continuing efforts to return funds to policyholders and shareholders consistent with the financial strength and needs of Midwest Holding and especially of its subsidiary, Midwest Medical Insurance Company.

     The proposal is made possible because of the continued strong operating results of Midwest Medical over recent years and the strong performance of Midwest Medical's invested assets. Over the years, we have taken many steps to ensure the strength of your company and, at the same time, hold down premiums. Consistent with company financial needs we've returned funds to policyholders through substantial "retro-premiums" and "participating policyholder dividends." However, payments to shareholders have been limited to redemption payments upon termination of coverage by retirement, death, disability or cancellation. This proposal will accelerate redemption payments to all shareholders who accept the offer.

     Vested shareholders (insured more than 5 years) will receive in their packet:

     1. Proxy Statement -- each doctor has 1 vote regardless of the number of shares. The proposed amendment would allow the Board to create Class C Common stock.

     2. Offering Circular -- each shareholder is being asked to exchange all of their Class A shares for $66.00 per share and 1 share of the new Class C Common stock.

     Unvested shareholders (insured less than 5 years) do not have the right to vote on the proxy. Their shares however, will be deemed vested for the sole purpose of this exchange offer. They will each receive in their packet:

     1. Offering Circular -- each shareholder is being asked to exchange all of their Class A shares for $66.00 per share and 1 share of new Class C Common stock.

     The main priority of this transaction is to retire all of the outstanding Class A shares.

     Benefits and effects of the proposals include:

     A. Midwest Holding will pay physicians and clinics slightly more than the redemption value of Class A shares now while they are still customers of Midwest Medical rather than at a point in the future when they cease coverage with Midwest Medical.

     B. Midwest Holding's stock and capital structure will be simplified for it's and your benefit. As you know, the Class A shares are confusing to all involved and are an administrative burden for clinic administrators and Midwest Holding.

     C. Midwest Holding expects to save time and expense in dealing with the SEC, and possibly receive an exemption from certain SEC reporting which it could not obtain previously.

     D. Physician voting and economic rights will not change with the substitution of Class C for Class A stock except that the new shares will have no redemption or accrual features. In the event of a merger, acquisition or liquidation, shareholders will participate as always. Allocation of net proceeds based on risk class and longevity will be maintained. Physician shareholders will own and control the organization exactly as they do currently.

WE NEED YOUR ASSISTANCE

     This exchange offer will remain open for 45 days and will expire on June 23, 2000. Please assist us in this large undertaking by following these steps:

     1. Distribute the packets promptly. Stress the importance of completing the required forms.

     2. Collect the completed forms. For confidentiality purposes, have the physician seal the business reply envelope before returning it to you.

     3. Return the business reply envelopes to us. Please track your response rate and inform us of any unique situations that would not allow a shareholder to respond. Follow up with physicians failing to complete the form.

JOINT AUTHORIZATION

     As the payor of the malpractice insurance premiums, many clinics have had their physicians sign joint authorization letters which allow the clinic to receive the redemption value of the Class A shares. Each individual physician retains voting rights.

     If your clinic wishes to have physicians sign joint authorizations at this time, you may. This would allow the funds from the tender offer to be paid to the clinic. A sample form of the joint authorization can be found on our website at http://www.midmedical.com or you may request a form from Ms. Julia Kujawa at 1-800-328-5532. Please prepare the joint authorization on your clinic letterhead, obtain the needed signatures and return to Ms. Kujawa at Midwest Holding's address.

     If the restructuring is accomplished the need for joint authorizations as to Class C shares will only arise if a merger, acquisition, or liquidation occurs. In that event, unless you otherwise inform us, we will consider that outstanding joint authorizations affecting Class A shares will continue to in force as to Class C.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   IN SUMMARY

    As of April 30, 2000 your physicians and clinic had

    4           vested jointly authorized shares
    4           unvested jointly authorized shares
    4           vested shares that were not jointly authorized
    4           unvested shares that were not jointly authorized.

    At $66.00 per share the total value of these shares is           . Each
    physician will be immediately vested in 1 share of Class C stock.

    Class A Shares will continue to accrue through the end of the month in which the tender offer closes. As a result the actual amount received will increase slightly.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Please contact me at 1-800-328-5532, or 952-838-6700 or via e-mail at Niles.Cole@MMIHC.com with any questions that you may have.

     I thank you in advance for your assistance in this endeavor!

Regards,

Niles Cole
Vice President, Finance &
Chief Financial Officer